Exhibit 99.1
PRESS RELEASE
First Quarter 2017 Results
►	Continued traction for our innovative all-in-one converged "WIGO" bundles, leading to 188,600 subscribers at March 31, 2017 with 37,100 net subscribers added in Q1 2017.
►	Adjusted EBITDA of €289.4 million in Q1 2017, up 6% yoy on a rebased basis, and net profit of €65.8 million versus a net loss of €8.6 million in Q1 2016.
►	Full year 2017 outlook reconfirmed with us being on track to achieve a 5-7% Adjusted EBITDA(a) CAGR over the 2015-2018 period.

►The enclosed information constitutes regulated information as defined in the Royal Decree of 14 November 2007 regarding the duties of issuers of financial instruments which have been admitted for trading on a regulated market.

Brussels, April 27, 2017 – Telenet Group Holding NV (“Telenet” or the “Company”) (Euronext Brussels: TNET) announces its unaudited consolidated results under International Financial Reporting Standards as adopted by the European Union (“EU IFRS”) for the three months ended March 31, 2017.

HIGHLIGHTS

■
Continued traction for our "WIGO" bundles since their launch late June last year, resulting in 188,600 "WIGO" subscribers at March 31, 2017, boosting quad-play penetration (excluding BASE) to 24% of cable customers.

■
BASE integration well under way as we already upgraded approximately 25% of our macro sites and migrated just over 11% of our MVNO customers to our acquired network by the end of March 2017, keeping us on track to reach €220.0 million of synergies targeted by 2020.

■
In mobile, we recorded solid net postpaid subscriber growth in Q1 2017 (+43,000) to just over 2.1 million postpaid subscribers. Our net postpaid result was driven by continued traction for our "WIGO" bundles and promotional offers at BASE. On an organic basis, our total postpaid and prepaid SIM count increased 3,500 in Q1 2017.

■
Revenue(2) of €616.0 million in Q1 2017, +11% yoy on a reported basis and reflecting a full quarter contribution from BASE and the sale of Ortel Mobile NV ("Ortel") to Lycamobile as of March 1, 2017. On a rebased basis(1), our revenue in Q1 2017 was broadly stable yoy with higher cable subscription and B2B revenue being offset by continued pressures on our acquired mobile business and substantially lower revenue from handset sales.

■
Net income of €65.8 million in Q1 2017 versus a net loss of €8.6 million in Q1 last year. Net income for Q1 2017 was impacted by (i) the increase in Adjusted EBITDA, as discussed below, (ii) a €20.1 million non-cash foreign exchange gain on our USD-denominated debt and (iii) a €15.2 million non-cash gain on our derivatives.

■
Adjusted EBITDA(3) of €289.4 million in Q1 2017, +10% yoy and +6% yoy on a rebased basis. Our Adjusted EBITDA growth was primarily driven by (i) substantially lower costs associated with handset sales and subsidies, (ii) lower sales and marketing expenses due to phasing, (iii) lower integration and transformation costs versus the prior year period, and (iv) overall control of our overhead expenses.

■
Accrued capital expenditures(4) of €125.5 million in Q1 2017, equivalent to around 20% of our revenue. Compared to Q1 last year, our accrued capital expenditures reflected higher network investments as part of our 1 GHz HFC upgrade project and the start of our mobile network upgrade program, and the effects of the BASE acquisition.

■
Net cash from operating activities, net cash used by investing activities and net cash from financing activities of €117.3 million, €145.2 million and nil, respectively, for Q1 2017. Negative Adjusted Free Cash Flow(5) of €15.9 million in Q1 2017 impacted by €114.3 million of cash taxes paid in the quarter.

■
Full year 2017 outlook reconfirmed, targeting (i) stable revenue and mid-single-digit Adjusted EBITDA(a) growth on a rebased basis, (ii) an accrued capital expenditures (excluding football broadcasting rights) to revenue ratio of around 24% and (iii) healthy Adjusted Free Cash Flow(b) between €350.0-375.0 million.

(a) A reconciliation of our Adjusted EBITDA guidance for 2017, and our Adjusted EBITDA CAGR for 2015-2018, to a EU IFRS measure is not provided as not all elements of the reconciliation are projected as part of our forecasting process, as certain items may vary significantly from one period to another.

(b) A reconciliation of our Adjusted Free Cash Flow guidance for 2017 to a EU IFRS measure is not provided as not all elements of the reconciliation are projected as part of our forecasting process, as certain items may vary significantly from one period to another.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2017	2

As of and for the three months ended March 31,	2017	2016	Change %

FINANCIAL HIGHLIGHTS (€ in millions, except per share amounts)

Revenue (2)	616.0	552.5	11%
Operating profit	112.5	132.6	(15)%
Net profit (loss)	65.8	(8.6)	N.M.
Net profit (loss) margin	10.7%	(1.6)%

Basic earnings (loss) share	0.55	(0.07)	N.M.
Diluted earnings (loss) per share	0.55	(0.07)	N.M.

Adjusted EBITDA (3)	289.4	262.1	10%
Adjusted EBITDA margin %	47.0%	47.4%

Accrued capital expenditures (4)	125.5	188.4	(33)%
Accrued capital expenditures as % of revenue	20.4%	34.1%

Net cash from operating activities	117.3	45.0	161%
Net cash used in investing activities	(145.2)	(1,291.3)	(89)%
Net cash from financing activities	—	1,179.0	(100)%
Adjusted Free Cash Flow (5)	(15.9)	(69.1)	77%

OPERATIONAL HIGHLIGHTS (Total Services)

Video	1,996,300	2,041,100	(2)%
Basic video (6)	268,700	322,300	(17)%
Enhanced video (7)	1,727,600	1,718,800	1%
Broadband internet (8)	1,608,100	1,577,300	2%
Fixed-line telephony (9)	1,258,200	1,234,200	2%
Mobile telephony (10)	2,837,500	3,016,600	(6)%
Postpaid	2,154,100	1,998,100	8%
Prepaid	683,400	1,018,500	(33)%

Triple-play customers	1,137,600	1,109,000	3%
Services per customer relationship (11)	2.28	2.24	2%
ARPU per customer relationship (€ / month) (11) (12)	54.4	52.3	4%

N.M. - Not Meaningful

(a) A reconciliation of our Adjusted EBITDA guidance for 2017, and our Adjusted EBITDA CAGR for 2015-2018, to a EU IFRS measure is not provided as not all elements of the reconciliation are projected as part of our forecasting process, as certain items may vary significantly from one period to another.

(b) A reconciliation of our Adjusted Free Cash Flow guidance for 2017 to a EU IFRS measure is not provided as not all elements of the reconciliation are projected as part of our forecasting process, as certain items may vary significantly from one period to another.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2017	3

Commenting on the results, John Porter, Telenet’s Chief Executive Officer, stated:

"I'm pleased to see that the continued execution of our multiple-play strategy has resulted in a solid operational and financial performance for the first three months of 2017. Against the backdrop of an increasing intensely competitive market environment, we attracted 3,900 net subscribers for our advanced services of broadband internet, enhanced video and fixed-line telephony in Q1 2017, which was a lower run-rate as compared to preceding quarters, while our video loss alone increased to 21,200 due to competitive headwinds and the announcement of certain rate adjustments. Our innovative all-in-one converged "WIGO" bundles, which we launched back in June last year, continued to gain traction reaching 188,600 subscribers at the end of March 2017 with a net inflow of 37,100 subscribers in Q1 this year. Excluding BASE's mobile subscribers, this translates into a quad-play penetration rate of around 24% of our cable customers as compared to around 21% in Q1 last year. In mobile, our total subscriber count was impacted by the sale of our direct subsidiary Ortel to Lycamobile resulting in a non-organic reduction of 157,900 prepaid subscribers in Q1 2017. As mentioned before, we've entered into a Full MVNO Agreement with Lycamobile and look forward to hosting their large base of international prepaid customers on our network. While we continue to suffer from structural challenges in the prepaid segment, also driven by the mandatory registration of prepaid SIMs in Belgium by early June this year, we had a robust performance in the postpaid segment with 43,000 net new subscribers in Q1 2017 on the back of our "WIGO" offers and successful promotional offers at BASE. We also had a particularly strong operating performance in the B2B segment on the back of our "FLUO" and "WIGO" bundles and continue to see ample growth opportunities in this market. In March this year, we launched the "Digitale Versnelling", a program aimed at helping smaller and medium-sized companies with their digital strategy.
As customers expectations for seamless connectivity across all their devices regardless of the network they're accessing continues to increase, we've recently launched "Flow Tech", a suite of smart technologies to ensure that customers can seamlessly access both fixed and mobile networks across all of their devices. As such, we continue to invest in the upgrade and modernization of both our fixed and mobile networks. Our €500 million "Grote Netwerf" upgrade program, aimed at boosting the capacity of our cable network to 1 GHz in order to unlock data download speeds of at least 1 Gbps, has reached a milestone of around 44% of upgraded nodes at the end of Q1 2017 and we continue to target an upgrade ratio of above 60% by the end of this year. As for our mobile infrastructure, we've upgraded around 700, or approximately 25%, of macro sites at the end of March 2017 and completed the roll-out of just over 100 new mobile sites. I'm pleased to see that the migration of our MVNO customer base is progressing well as we've migrated just over 135,000 customers to our acquired mobile network at the end of March 2017, keeping us on track to achieve the €220 million of synergies as part of the BASE acquisition by 2020.
Turning to our financial performance, our revenue in Q1 2017 remained broadly stable compared to last year on a rebased basis at €616 million. While our cable business continued to deliver solid mid-single-digit top line growth driven by higher cable subscription and B2B revenue, our mobile business continued to be impacted by structural and regulatory challenges as well as lower revenue from handset sales compared to Q1 last year. Our net income in Q1 2017 reached €66 million as compared to a net loss of €9 million for the prior year period, and was impacted by the increase in Adjusted EBITDA and certain non-cash gains on both our foreign exchange and interest rate derivatives. Our Adjusted EBITDA for Q1 2017 was €289 million, up 6% year-on-year on a rebased basis. Growth in our rebased Adjusted EBITDA was supported by (i) lower costs related to handset sales and subsidies, (ii) lower sales and marketing expenses due to phasing, (iii) lower integration and transformation costs, and (iv) tight cost control, including an increased focus on our overhead expenses. Our accrued capital expenditures represented approximately 20% of our revenue in Q1 2017 reaching €126 million. Compared to Q1 last year, our accrued capital expenditures primarily reflected the impact of higher network-related investments as mentioned above. Finally, we generated net cash from operating activities, net cash used by investing activities and net cash from financing activities of €117 million, €145 million and nil, respectively, for Q1 2017, leading to negative Adjusted Free Cash Flow of €16 million in Q1 2017.
Having achieved solid results for the first three months of 2017, we reconfirm our full year outlook as communicated mid-February 2017. As a reminder, our full year outlook does not reflect the potential impacts from the SFR BeLux acquisition, which is pending regulatory approval. We are confident on our ability to close this acquisition before the end of the summer of this year. At the end of March 2017, our net leverage ratio stood at 3.5x, which is expected to increase to 3.7x post the SFR BeLux acquisition (pending regulatory approval). This adjusted net leverage ratio remains within the board's medium-term net leverage target range and provides us with ample financing flexibility for potential future growth-related projects and/or value-accretive M&A in line with our previously communicated Vision 2020. For 2017, the board has approved a €60 million share buy-back program, of which around one third has been executed to date."

(a) A reconciliation of our Adjusted EBITDA guidance for 2017, and our Adjusted EBITDA CAGR for 2015-2018, to a EU IFRS measure is not provided as not all elements of the reconciliation are projected as part of our forecasting process, as certain items may vary significantly from one period to another.

(b) A reconciliation of our Adjusted Free Cash Flow guidance for 2017 to a EU IFRS measure is not provided as not all elements of the reconciliation are projected as part of our forecasting process, as certain items may vary significantly from one period to another.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2017	4

1    Operational highlights

IMPORTANT REPORTING CHANGES

Reclassification of wholesale revenue: As of Q1 2017, we changed the way we present the revenue generated by our fixed and mobile wholesale partners. As of January 1, 2017, this revenue is accounted for under other revenue, whereas prior to that date our wholesale revenue was presented under our mobile telephony revenue. We also applied this change retroactively to the prior year period.

Reclassification of expenses related to truck rolls for customer premises equipment ("CPE"): As of Q1 2017, we changed the way we present the expenses incurred for CPE-related truck rolls. As of January 1, 2017, such expenses are recognized under network operating expenses, whereas before that date they were presented under professional services and outsourced labor. We also applied this change retroactively to the prior year period.

1.1    Multiple-play

OVERVIEW & MULTIPLE-PLAY
At March 31, 2017, we provided our 2,134,200 unique customers with 4,862,600 subscription services ("RGUs") across our footprint of 2,996,700 homes passed in Flanders and parts of Brussels. On a product level, our RGU base consisted of 1,996,300 video, 1,608,100 broadband internet and 1,258,200 fixed-line telephony subscriptions. In addition, around 87% of our video subscribers had upgraded to our enhanced video platform at March 31, 2017 so they can enjoy a much richer TV experience, including access to a wider range of digital, HD and pay television sports channels, a vast library of domestic and international video-on-demand ("VOD") content both on a transactional and subscription basis and access to our over-the-top ("OTT") platform "Yelo Play". As compared to December 31, 2016, our total RGU base (excluding mobile telephony) remained broadly stable at 4,862,600 as continued growth in our broadband internet and fixed-line telephony RGUs was offset by a higher video loss as a result of the intensely competitive environment and the announcement of certain rate adjustments. We ended the first quarter 2017 with a bundling ratio of 2.28 RGUs per customer (Q1 2016: 2.24), as approximately 53% of our customers subscribed to a triple-play product, 21% subscribed to a double-play product and 26% subscribed to a single-play product, offering continued up-sell opportunity within the existing customer base. At March 31, 2017, we also served 2,837,500 active mobile customers as compared to 3,016,600 at March 31, 2016, including just over 2.1 million postpaid subscribers, which reflects the sale of Ortel to Lycamobile as per March 1, 2017.

In Q1 2017, we continued our value-accretive multiple-play strategy so customers can fully enjoy the benefits of their digital lifestyle both at home and on the move. Our first all-in-one converged package for families and businesses, "WIGO", which we launched in June last year, reached 188,600 subscribers at March 31, 2017. This represented a robust inflow of 37,100 net new "WIGO" subscribers in Q1 2017. Priced between €100.0 and €140.0 per month (including 21% VAT), all three residential "WIGO" bundles include a superfast broadband connection, WiFi access, unlimited fixed and mobile calls in Belgium and a mobile data allowance to be shared among individual family members. Even though the vast majority of "WIGO" subscribers represent customers with whom we had an existing relationship, we continue to enjoy solid net mobile postpaid subscriber growth on the back of our "WIGO" propositions.

ARPU PER CUSTOMER RELATIONSHIP
The ARPU per customer relationship, which excludes our mobile telephony revenue and certain other types of revenue, yielded €54.4 for the first three months of 2017, up €2.1, or +4%, compared to the prior year period. Growth in the ARPU per customer relationship was underpinned by (i) a higher proportion of multiple-play subscribers in our overall customer mix, (ii) a larger share of enhanced video customers subscribing to our “Play”, “Play More” and “Play Sports” premium entertainment services, (iii) the benefit from the selective price increase on certain fixed services as of mid-February 2017 and (iv) a modest decrease in the total number of unique customer relationships as a result of an intensified competitive environment. These impacts were offset to some extent by a growing proportion of bundle discounts and other discounts.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2017	5

1.2    Broadband internet

At March 31, 2017, we served 1,608,100 broadband internet subscribers (+2% year-on-year), equivalent to 53.7% of the homes passed by our leading HFC network. In Q1 2017, net subscriber additions for our broadband internet service were 6,400, which was broadly stable compared to the prior year quarter. Our net subscriber growth in the quarter was predominantly driven by a strong performance in the business segment thanks to continued traction for our "FLUO" and "WIGO" bundled offers. Through our Corporate Fibernet offerings, we now offer data download speeds of up to 500 Mbps for certain of our business customers. Our annualized churn rate reached 9.1% for Q1 2017 as compared to 8.3% for the prior year quarter, reflecting the intensely competitive environment and the implementation of our rate adjustment mid-February.

As customers increasingly expect to enjoy superfast connectivity whether at home, at work or on the move, seamless connectivity - including WiFi - remains one of the cornerstones of our connectivity strategy. Mid-March, we introduced "Flow Tech", a suite of smart technologies, to ensure that customers can seamlessly access both fixed and mobile networks across all of their devices. Today, we have deployed 1.4 million WiFi Homespots and operate approximately 1,600 WiFi hotspots in public areas. Through partnerships with our majority shareholder Liberty Global, certain of its affiliates, and Walloon cable operator VOO, broadband internet customers from both cable companies can freely use the WiFi Homespots on either company’s network in Wallonia and in a certain number of European countries where service is offered through other Liberty Global and certain affiliate networks.

1.3    Fixed-line telephony

We served 1,258,200 fixed-line telephony subscribers at March 31, 2017 (+2% year-on-year), equivalent to 42.0% of the homes passed by our network. In Q1 2017, we achieved a net inflow of 2,800 fixed-line telephony subscribers, which represented a further slowdown compared to Q4 last year and was mainly impacted by higher deactivations. Compared to Q1 2016, our annualized churn rate increased 140 basis points to 10.6% in Q1 2017, reflecting the intensely competitive environment and an overall declining market trend.

1.4    Mobile telephony

At March 31, 2017, we served a total of 2,837,500 active mobile subscribers, including 2,154,100 postpaid subscribers. The remaining mobile subscribers receive prepaid services under the BASE brand and various branded reseller contracts, including JIM Mobile amongst others. Our prepaid subscriber count in Q1 2017 was impacted by the sale of Ortel to Lycamobile as per March 1, 2017. As a result, we removed 157,900 prepaid subscribers from our external subscriber count during Q1 2017.

In Q1 2017, we added a solid 43,000 net postpaid subscribers despite the intensely competitive environment. Our net postpaid result was driven by the strong uptake of our "WIGO" bundles and positive postpaid subscriber momentum at BASE following the recent launch of our attractive mobile data promotional offers. Our prepaid business continued to be impacted by structural declines, reinforced by the mandatory registration of prepaid cards in Belgium by early June 2017.At the end of March 31, we had registered just over two thirds of our active prepaid subscriber base.
Including prepaid mobile subscribers, excluding those subscribers attributed to Ortel Mobile, our total mobile subscriber base increased by 3,500 during Q1 2017. Our blended mobile ARPU equaled €21.3 in Q1 2017, including interconnection, and reflected lower out-of-bundle revenue and higher "WIGO"-related discounts allocated to our mobile telephony revenue.

1.5    Video

ENHANCED VIDEO
At March 31, 2017, approximately 87% of our video customers subscribed to our enhanced video services, so they can access a much richer TV experience. This translated into 1,727,600 enhanced video customers at March 31, 2017. Compared to December 31, 2016, we lost 5,300 net enhanced video subscribers in Q1 2017 as a result of the intensely competitive environment and the announcement of certain rate adjustments as of mid-February 2017. At March 31, 2017, approximately 26% of our enhanced video subscribers were actively using our “Yelo Play” app, through which they can enjoy a unique content experience on multiple connected devices in the home and out-of-home through our WiFi Homespots and hotspots.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2017	6

At March 31, 2017, our subscription VOD packages “Play” and “Play More” had 361,600 customers, up 15% compared to the prior year period and driven in part by the revamp of our premium entertainment platform "Play More" as we enriched the linear viewing experience while introducing a new user interface with improved search and recommend features. In the course of Q1 2017, we also announced plans to continue to invest in promising local content in 2017 and beyond, both through co-productions with our co-owned commercial channels "VIER" and "VIJF" as well as certain proprietary content.

In addition to our premium pay television channels, we also provide the broadest sports offerings within our footprint through “Play Sports”, which combines domestic and foreign football with other major sport events including golf, Formula One racing, volleyball, basketball and hockey. We recently also added tennis with the ATP World Tour Masters to our sports line-up. At March 31, 2017, 231,100 customers subscribed to our sports pay television channels, an increase of 2% compared to the prior year period.

TOTAL VIDEO
Relative to December 31, 2016, subscribers to our total basic and enhanced video services decreased by 21,200 to 1,996,300 at March 31, 2017. Compared to the preceding quarters, we incurred a higher organic loss, impacted by the increased competitive environment including the effects from regulated cable wholesale. The aforementioned organic loss excludes migrations to our enhanced video service and represents customers churning to competitors’ platforms, such as other digital television, OTT and satellite providers, or customers terminating their television service or having moved out of our service footprint. Given the historical video penetration in our footprint, the limited expansion of the number of homes passed and strong competition in the domestic TV market, we anticipate further churn of total video subscribers.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2017	7

2    Financial highlights

2.1    Revenue

For the first three months of 2017, we generated revenue of €616.0 million, representing an 11% increase compared to the prior year period when we produced revenue of €552.5 million. Our reported revenue increase was primarily driven by inorganic movements such as the contribution from mobile operator BASE since January 1 this year, whereas last year BASE has only been consolidated in our results since February 12, 2016. This was partially offset by the sale of Ortel to Lycamobile as per March 1, 2017 and the discontinuation of certain fixed legacy products at BASE.

On a rebased basis, we achieved flat revenue growth for the first three months of 2017, in line with our FY 2017 outlook. Our cable business delivered solid mid-single-digit revenue growth for the first three months of 2017 driven by a 3% increase in our cable subscription revenue and higher business services revenue. On the negative side, our mobile telephony revenue fell 4% on a rebased basis due to (i) structural challenges in the prepaid segment as illustrated by a continued lower number of active subscribers, (ii) a lower out-of-bundle usage generated by our mobile subscribers, and (iii) a higher proportion of "WIGO"-related discounts allocated to our mobile telephony revenue. Finally, we also generated 6% lower other revenue on a rebased basis compared to last year as a result of substantially lower handset sales.

VIDEO
Our video revenue represents the monthly fee paid by our video subscribers for the channels they receive in the basic tier and the revenue generated by our enhanced video subscribers which primarily includes (i) recurring set-top box rental fees, (ii) fees for supplemental premium content    offerings, including our subscription VOD packages “Play”, “Play More” and “Play Sports” and (iii) transactional and broadcasting-on-demand services. For the first three months of 2017, our video revenue amounted to €141.0 million, which was broadly stable as compared to €141.1 million for the prior year period. Higher recurring set-top box rental fees and growth in our premium subscription VOD business was offset by a gradual decline in our total video subscriber base and slightly lower revenue from transactional VOD services.

BROADBAND INTERNET
The revenue generated by our residential and small business broadband internet RGUs totaled €148.0 million for the first three months of 2017 and was up 6% compared to the prior year period when we recorded broadband internet revenue of €139.9 million. Our broadband internet revenue growth was driven by 2% growth in our subscriber base and the benefit from the aforementioned February 2017 price increase, partially offset by the increased proportion of bundle discounts.

FIXED-LINE TELEPHONY
Our fixed-line telephony revenue includes recurring subscription-based revenue from our fixed-line telephony subscribers and variable usage-related revenue, but excludes the interconnection revenue generated by these customers which is reported under other revenue. For the first three months of 2017, our fixed-line telephony revenue increased 1% to €60.4 million compared to €59.7 million for the prior year period. Our revenue growth was driven by a 2% increase in fixed-line telephony subscribers and the benefit from the aforementioned February 2017 price increase, partly offset by a growing proportion of bundle discounts and lower traffic.

MOBILE TELEPHONY
Our mobile telephony revenue represents the subscription-based revenue generated by our direct mobile telephony subscribers and out-of-bundle revenue, but excludes (i) the interconnection revenue generated by these customers, (ii) the revenue earned from handset sales and (iii) revenue recognized under our "Choose Your Device" programs which we launched mid-2015. For the first three months of 2017, we generated mobile telephony revenue of €133.9 million, up €34.1 million compared to the prior year period. This 34% year-on-year revenue increase reflects the acquisition of BASE, which was effective February 11, 2016. On a rebased basis, our mobile telephony revenue decreased 4% year-on-year with continued healthy net postpaid subscriber growth being offset by (i) lower usage-related revenue per user, (ii) lower roaming revenue due to changed EU Regulation, (iii) the impact of our "Choose Your Device" programs as this revenue is in other revenue versus mobile telephony revenue under our previous handset installment plans and (iv) higher bundle-related discounts following the success of our quad-play "WIGO" propositions.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2017	8

BUSINESS SERVICES
The revenue reported under business services relates to (i) the revenue generated on non-coax products, including fiber and leased DSL lines, (ii) our carrier business and (iii) value-added services such as hosting and managed security. Revenue generated by our business customers on all coax-related products is allocated to our cable subscription revenue lines and is not captured within Telenet Business, our business services division. Telenet Business generated revenue of €33.9 million for the first three months of 2017, up 11% compared to the prior year period on a rebased basis. Our B2B revenue growth was primarily driven by higher security-related revenue and higher revenue from business connectivity solutions in the SME segment.

OTHER
Other revenue primarily includes (i) interconnection revenue from both our fixed-line and mobile telephony customers, (ii) mobile handset sales, including the revenue earned under our "Choose Your Device" programs, (iii) wholesale revenue generated through both our commercial and regulated wholesale businesses, (iv) product activation and installation fees and (iv) set-top box sales revenue. Other revenue reached €98.8 million for the first three months of 2017, reflecting a decrease of 6% on a rebased basis as a result of substantially lower handset sales compared to last year.

2.2    Expenses

For the first three months of 2017, we incurred total expenses of €503.5 million, representing an increase of 20% compared to the prior year period when we incurred total expenses of €419.9 million, reflecting a full quarter contribution from BASE in 2017 versus a six-week contribution in 2016 and the sale of Ortel as mentioned above. On a rebased basis, our total expenses decreased 3% for the first three months of 2017 as compared to Q1 last year when our expenses included €3.4 million of integration costs related to the BASE acquisition. In addition, higher network operating expenses and higher costs for programming and professional services were more than offset by lower costs related to handset sales and subsidies, lower sales and marketing expenses and lower staff-related expenses. Our total operating expenses represented approximately 82% of our revenue for the first three months of 2017. Cost of services provided as a percentage of our revenue represented approximately 63% of our total revenue for the first three months of 2017, while selling, general and administrative expenses represented approximately 19% of our total revenue for the first three months of 2017.

NETWORK OPERATING EXPENSES
Our network operating expenses reached €49.1 million for the first three months of 2017 compared to €33.8 million for the first three months of 2016 (+45% year-on-year) and primarily reflected the effects of the BASE acquisition as mentioned above. On a rebased basis, our network operating expenses increased 6% year-on-year for the first three months of 2017 as a result of higher license and maintenance fees and higher electricity costs.

DIRECT COSTS (PROGRAMMING AND COPYRIGHTS, INTERCONNECT AND OTHER)
Our direct costs include all of our direct expenses such as (i) costs related to interconnection, (ii) handset sales and subsidies and (iii) programming and copyrights. For the first three months of 2017, our direct costs were €149.1 million, up 9% compared to the prior year period, mainly impacted by the BASE acquisition and the sale of Ortel. On a rebased basis, our direct costs decreased 5% compared to Q1 last year as higher content-related expenses resulting from our connected entertainment strategy were more than offset by substantially lower costs related to handset sales and subsidies and lower interconnection expenses, including our MVNO-related costs.

STAFF-RELATED EXPENSES
Staff-related expenses increased €7.1 million to €63.9 million for the first three months of 2017 and reflected a full quarter consolidation of BASE. On a rebased basis, our staff-related expenses showed a 2% decrease in Q1 2017 as higher salary-related expenses were more than offset by an increase in capitalized labor driven by the modernization of our fixed and mobile infrastructures.

SALES AND MARKETING EXPENSES
Sales and marketing expenses for the first three months of 2017 reached €18.9 million compared to €23.6 million for the prior year period. On a rebased basis, our sales and marketing expenses substantially decreased by €6.8 million in Q1 2017 as the prior year quarter was characterized by certain major marketing campaigns, including handset promotions.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2017	9

OUTSOURCED LABOR AND PROFESSIONAL SERVICES
Costs related to outsourced labor and professional services were €10.4 million for the first three months of 2017 compared to €7.2 million for the first three months of 2016. On a rebased basis, costs related to outsourced labor and professional services increased €1.8 million for the three months ended March 31, 2017.

OTHER INDIRECT EXPENSES
Our other indirect expenses reached €35.2 million for the first three months of 2017, up 10% compared to the prior year period, impacted by the BASE acquisition. On a rebased basis, other indirect expenses for the first three months of 2017 decreased 9% compared to Q1 2016.

DEPRECIATION AND AMORTIZATION, INCL. GAINS ON DISPOSAL OF PROPERTY AND EQUIPMENT AND OTHER INTANGIBLE ASSETS
Depreciation and amortization, including gains on disposal of property and equipment and other intangible assets, reached €172.1 million for the first three months of 2017 compared to €127.5 million for Q1 2016. This increase primarily reflected the impact from the BASE acquisition and higher depreciation expenses related to the start of the mobile network upgrade project as announced in August 2016, and IT platforms and systems.

2.3    Net result

FINANCE INCOME AND EXPENSES
For the first three months of 2017, net finance expenses totaled €21.9 million compared to €118.9 million of net finance expenses incurred for the first three months of 2016. Compared to Q1 2016 when we incurred a €59.3 million non-cash loss on our derivatives, the change in the fair value of our derivatives resulted in a €15.2 million non-cash gain in Q1 2017. In addition, we booked a €20.1 million non-cash foreign exchange gain on our outstanding USD-denominated debt in Q1 2017. Our net interest expense, foreign exchange loss and other finance expense decreased 5% from €59.9 million in Q1 2016 to €57.2 million in Q1 2017 as a result of certain recent refinancings which both extended the average maturity of our debt and lowered our overall interest expenses.

INCOME TAXES
We recorded income tax expense of €23.0 million for the first three months of 2017 compared to income tax expense of €20.1 million for the first three months of 2016, an increase of 14% year-on-year.

NET PROFIT
We realized a net profit of €65.8 million for the first three months of 2017 compared to a loss of €8.6 million in the prior year period, resulting in a net profit margin of 10.7% compared to a net loss margin of 1.6% in Q1 2016. The increase in our net profit was primarily caused by a €15.2 million gain on our derivatives whereas last year showed a loss of €59.3 million and the aforementioned €20.1 million foreign exchange gain. Excluding these items, our net profit would have been lower.

2.4    Adjusted EBITDA

For the first three months of 2017, we realized Adjusted EBITDA of €289.4 million, up 10% compared to the prior year period when we produced Adjusted EBITDA of €262.1 million. Our Adjusted EBITDA for the first three months of 2017 included the contribution of BASE from February 11, 2016 and reflected the sale of Ortel as of March 1, 2017, as mentioned above. Compared to Q1 2016, we achieved robust rebased Adjusted EBITDA growth of 6% in Q1 2017. Growth in our rebased Adjusted EBITDA was supported by (i) lower costs related to handset sales and subsidies relative to the promotional activity in Q1 last year, (ii) lower sales and marketing expenses due to phasing, (iii) lower integration and transformation costs linked to the BASE acquisition as compared to Q1 last year and (iv) tight cost control, including an increased focus on our overhead expenses. Our Adjusted EBITDA margin reached 47.0% for the first three months of 2017 compared to 47.4% on a reported basis for the first three months of 2016. This modest decline in margin primarily resulted from a higher proportion of lower-margin premium content revenue and mobile telephony revenue in our revenue mix, including BASE's contribution since the acquisition.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2017	10

Exhibit 1: Reconciliation between total profit for the period and Adjusted EBITDA (unaudited)

(€ in millions)	For the three months ended
	March 31,
	2017	2016	Change %

Profit (loss) for the period	65.8	(8.6)	N.M.

Income tax expense	23.0	20.1	14%
Share of the loss of equity accounted investees	1.8	2.2	(18)%
Net finance expense	21.9	118.9	(82)%
Depreciation, amortization and impairment	172.1	127.5	35%

EBITDA	284.6	260.1	9%

Share based compensation	4.4	1.1	300%
Operating charges related to acquisitions or divestitures	0.4	1.1	(64)%
Restructuring charges	—	(0.2)	(100)%

Adjusted EBITDA	289.4	262.1	10%
Adjusted EBITDA margin	47.0%	47.4%
Net profit (loss) margin	10.7%	(1.6)%

N.M. - Not Meaningful

2.5    Cash flow and liquidity

NET CASH FROM OPERATING ACTIVITIES
For the first three months of 2017, our operations yielded €117.3 million of net cash compared to €45.0 million we generated during the prior year period, and included a full quarter contribution of BASE and the sale of Ortel. The net cash generated by our operating activities increased 161% year-on-year as last year's quarter included a €23.5 million cash outflow following a favorable contract renegotiation and the payment of €18.7 million of ticking fees linked to the BASE acquisition. In addition, growth in our net cash from operating activities was driven by (i) robust underlying Adjusted EBITDA growth as mentioned above, (ii) lower cash interest expenses as a result of our recent refinancing transactions and (iii) an improved trend in our working capital, partially offset by €27.3 million higher cash taxes paid.
NET CASH USED IN INVESTING ACTIVITIES
We used €145.2 million of net cash in investing activities for the first three months of 2017 compared to €1,291.3 million of net cash used in investing activities in Q1 2016 which reflected the acquisition of BASE as of February 11, 2016. The net cash used in investing activities for the first three months of 2017 included cash payments for our capital expenditures, including semi-annual cash payments for the Belgian football broadcasting rights. In Q3 2016, we implemented a vendor financing program through which we are able to extend our payment terms for certain suppliers to 360 days at an attractive all-in cost. During the three months ended March 31, 2017, we acquired €21.8 million of assets through capital-related vendor financing, favorably impacting our net cash used in investing activities for the equivalent amount. Please refer to Section 2.7 - Capital expenditures for detailed information about the underlying accrued capital expenditures.
NET CASH FROM FINANCING ACTIVITIES
The net cash from financing activities was nil for the first three months of 2017 compared to €1,179.0 million of net cash from financing activities in Q1 2016 which mainly reflected the net impact from certain financing transactions related to the BASE acquisition in February 2016. In Q1 2017, we spent €8.6 million on share repurchases under the Share Repurchase Program 2017, net of the sale of treasury shares following the exercise of certain stock options. The remainder of the net cash from financing activities primarily consisted of (i) additions to our short-term debt balance as a result of vendor financing, (ii) capital lease repayments and (iii) other financial payments.
ADJUSTED FREE CASH FLOW
For the first three months of 2017, we generated negative Adjusted Free Cash Flow of €15.9 million compared to negative Adjusted Free Cash Flow of €69.1 million for the first three months of 2016 when our Adjusted Free Cash Flow was impacted by a nonrecurring €23.5 million cash outflow following a favorable contract renegotiation and the payment of €18.7 million of ticking fees linked to the BASE acquisition. Our Adjusted Free Cash Flow in the first quarter of 2017 was impacted

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2017	11

by the payment of €114.3 million of cash taxes in Q1 2017 and higher cash capital expenditures as a result of our network modernization programs. Both items more than offset (i) our underlying robust Adjusted EBITDA growth, (ii) lower cash interest expenses, (iii) the aforementioned benefit from our vendor financing program and (iv) an improved working capital trend. As we do not anticipate paying additional cash taxes in 2017, we expect our Adjusted Free Cash Flow to materially improve throughout 2017.
2.6    Debt profile, cash balance and net leverage ratio

DEBT PROFILE
As of March 31, 2017, we carried a total debt balance (including accrued interest) of €4,794.5 million, of which (i) €3,002.3 million principal amount is owed under our 2015 Amended Senior Credit Facility and (ii) €1,230.0 million principal amount is related to the Senior Secured Fixed Rate Notes with maturities ranging from 2022 through 2027. Our total debt balance at March 31, 2017 also included (i) €73.0 million of short-term debt related to our vendor financing program and (ii) €23.7 million for the outstanding portion of the 3G mobile spectrum including accrued interest. The remainder primarily represents the capital lease obligations associated with the Interkabel Acquisition.
During the three months ended March 31, 2017, no new financings and/or refinancings took place. As a result, our debt maturity profile as of March 31, 2017 remained broadly unchanged compared to December 31, 2016. We face no debt maturities (excluding the short-term debt related to our vendor financing program) prior to August 2022, taking into account the fact that the outstanding amounts under the revolving credit facilities have been repaid in full. In April 2017, we issued a new €1.3 billion Term Loan and a USD 1.8 billion Term Loan. We refer to section 3.3 - Subsequent event for additional information.
DEBT OVERVIEW AND PAYMENT SCHEDULES
The table below provides an overview of our debt instruments and payment schedule at March 31, 2017.
Exhibit 2: Debt maturity table as of March 31, 2017

	Total Facility as per		Drawn amount	Undrawn amount	Maturity Date	Interest rate	Interest payments due
	March 31, 2017
	(€ in millions)
2015 Amended Senior Credit Facility
Term Loan AE	1,600.0		1,600.0	—	January 31, 2025	Floating | 3-month EURIBOR (0% floor) + 3.25%	Quarterly (Jan., April, July, Oct.)
Term Loan AF	1,402.3		1,402.3	—	January 31, 2025	Floating | 1-month LIBOR (0% floor) + 3.00%	Quarterly (March, June, Sept., Dec.)
Revolving Credit Facility (Facility AG)	400.0		—	400.0	June 30, 2023	Floating | 1-month EURIBOR (0% floor) + 2.75%	Not applicable
Revolving Credit Facility (Facility Z)	120.0		—	120.0	June 30, 2018	Floating | 1-month EURIBOR (0% floor) + 2.25%	Not applicable
Overdraft Facility	25.0	—	—	25.0	December 31, 2017	Floating | 1-month EURIBOR (0% floor) + 1.60%	Not applicable

Senior Secured Fixed Rate Notes
€450 million Senior Secured Notes due 2022	450.0		450.0	—	August 15, 2022	Fixed | 6.25%	Semi-annually (Feb. and Aug.)
€250 million Senior Secured Notes due 2024	250.0		250.0	—	August 15, 2024	Fixed | 6.75%	Semi-annually (Feb. and Aug.)
€530 million Senior Secured Notes due 2027	530.0		530.0	—	July 15, 2027	Fixed | 4.875%	Semi-annually (Jan. and July)

Total notional amount	4,777.3		4,232.3	545.0

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2017	12

CASH BALANCE AND AVAILABILITY OF FUNDS
At March 31, 2017, we held €71.3 million of cash and cash equivalents compared to €99.2 million at December 31, 2016. To minimize the concentration of counterparty risk, our cash equivalents, certificates of deposit and money market funds are placed with highly rated European and US financial institutions. The marked decrease in our cash balance compared to December 31, 2016 was primarily due to higher cash capital expenditures, largely offsetting the net growth coming from our operating cash flows. In addition, we also paid €114.3 million of cash taxes in Q1 2017 and used €8.6 million for share repurchases under our Share Repurchase Program 2017, net of treasury shares sold. Currently, we have access to €400.0 million and €120.0 million of available commitments under Revolving Credit Facility AG and Revolving Credit Facility Z, respectively, subject to compliance with the covenants mentioned below. In addition, we entered into a €25.0 million banking overdraft facility in September 2016, allowing for a tighter management of our outstanding cash balances.
NET LEVERAGE RATIO
As of March 31, 2017, the outstanding balance of our consolidated total borrowings and total cash and cash equivalents - as defined under our 2015 Amended Senior Credit Facility - resulted in a Net Total Debt to Consolidated Annualized EBITDA ratio of 3.5x (December 31, 2016: 3.5x). As per our 2015 Amended Senior Credit Facility, our Consolidated Annualized EBITDA includes certain unrealized synergies with regards to the BASE acquisition. Our net leverage ratio as per March 31, 2017 did not yet reflect the impact of the proposed acquisition of Altice's operations in Belgium and Luxembourg ("SFR BeLux") which is pending regulatory approval. Our current net leverage ratio is significantly below the covenant of 6.0x and the availability test of 5.0x.

2.7    Capital expenditures

Accrued capital expenditures reached €125.5 million for the first three months of 2017, representing approximately 20% of our revenue versus approximately 34% for the first three months of 2016. Our accrued capital expenditures for the first three months of 2016 reflected the recognition of the non-exclusive Jupiler Pro League broadcasting rights for the current 2016-2017 season, which will be the final season under the current contract, and the extension of the exclusive UK Premier League broadcasting rights for the next three seasons as of the 2016-2017 season. Under EU IFRS, these broadcasting rights have been capitalized as intangible assets and will be amortized on a pro-rata basis as the season progresses. In Q1 2017, we did not recognize any football broadcasting rights as the auction for the Jupiler Pro League is still ongoing. Excluding these broadcasting rights, our accrued capital expenditures represented around 17% of our revenue for the first three months of 2016.

Set-top box related capital expenditures for the first three months of 2017 remained broadly stable compared to Q1 last year at €8.3 million and represented approximately 7% of our total accrued capital expenditures.

Capital expenditures for customer installations totaled €15.8 million for the first three months of 2017, or approximately 13% of total accrued capital expenditures, as compared to €17.8 million in Q1 last year. The 11% year-on-year decrease in our customer installations capital expenditures reflected a higher proportion of self install for new customers and increased efficiencies in our install processes.

Accrued capital expenditures for network growth and upgrades amounted to €51.6 million for the first three months of 2017, and represented approximately 41% of total accrued capital expenditures. The 61% increase versus the prior year period reflected the effects from the BASE acquisition and the start of our mobile radio access network ("RAN") upgrade program at the end of Q3 2016. Following the BASE acquisition in February 2016, we aim to invest up to €250.0 million in the upgrade of our acquired mobile network, including (i) the upgrade of an estimated 2,800 macro sites equipped with the latest technologies, (ii) the roll-out of 800 to 1,000 new mobile sites across the whole of Belgium and (iii) targeted investments in fiber backhaul for the vast majority of our current and future macro sites. In addition, the higher spend compared to the prior year was also driven by higher investments in our HFC network as part of our €500.0 million five-year network investment program “De Grote Netwerf” which is expected to end mid-2019.

The remainder of our accrued capital expenditures included refurbishments and replacements of network equipment, sports content acquisition costs, and recurring investments in our IT platform and systems. These reached €49.8 million for the first three months of 2017 compared to €130.3 million for the first three months of 2016 and were impacted by the recognition of the aforementioned football broadcasting rights in Q1 2016.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2017	13

The above implies that approximately 61% of our accrued capital expenditures for the first three months of 2017 were scalable and subscriber growth related excluding the aforementioned football broadcasting rights. Going forward, we will continue to closely monitor our capital expenditures in order to make sure that they drive incremental returns.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2017	14

3    Outlook and other information

3.1    Outlook

Having achieved broadly flat rebased revenue growth and 6% rebased Adjusted EBITDA growth for the first three months of 2017, we remain on track to deliver on our full year 2017 outlook as presented on February 16, 2017. We expect our top line growth rate in 2017 will be severely impacted by regulatory headwinds and continued structural challenges on our acquired prepaid mobile business, which we expect will be offset by continued solid growth in our connectivity, entertainment and B2B businesses. As a result of the aforementioned regulatory impacts, we expect our revenue to remain stable in 2017 on a rebased basis. Excluding these negative impacts, we would expect our 2017 rebased revenue growth rate to be meaningfully higher.

Against this regulatory backdrop, we anticipate solid mid-single-digit rebased Adjusted EBITDA(a) growth for the full year 2017 driven by (i) higher synergies from the BASE acquisition, primarily in the area of MVNO-related savings, (ii) lower integration costs versus last year and (iii) overall tight cost control as we continue to focus on a tighter management of our external spend buckets. As such, we are on track to deliver on our previously communicated medium-term Adjusted EBITDA(a) CAGR of 5-7% over the 2015-2018 timeframe.

On the investment side, we see accrued capital expenditures (excluding football broadcasting rights) representing around 24% of our revenue on the back of temporary higher investments in our mobile infrastructure which should be substantially completed by mid-2018. Excluding the targeted spend on our mobile network upgrade program, our underlying accrued capital expenditures as a percentage of revenue would be closer to 20%.

And, finally, we anticipate robust growth in our Adjusted Free Cash Flow(c) to between €350.0-375.0 million driven by a higher contribution from our vendor financing platform as communicated before and lower cash interest payments compared to last year as a result of the November 2016 refinancing transactions and the absence of acquisition-linked ticking fees, partly offset by higher cash taxes paid.

Exhibit 3: Outlook FY 2017

Outlook FY 2017
Revenue (rebased)	Stable
Adjusted EBITDA growth(a) (rebased)	Mid-single-digit
Accrued capital expenditures, as a % of revenue	Around 24%(b)
Adjusted Free Cash Flow(c)	€350.0 - 375.0 million(d)

(a) A reconciliation of our Adjusted EBITDA guidance for 2017, and our Adjusted EBITDA CAGR for 2015-2018, to a EU IFRS measure is not provided as not all elements of the reconciliation are projected as part of our forecasting process, as certain items may vary significantly from one period to another.
(b) Excluding the recognition of the Belgian football broadcasting rights.
(c) A reconciliation of our Adjusted Free Cash Flow guidance for 2017 to a EU IFRS measure is not provided as not all elements of the reconciliation are projected as part of our forecasting process, as certain items may vary significantly from one period to another.
(d) Assuming the tax payment on our 2016 tax return will not occur until early 2018.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2017	15

3.2    Shareholder remuneration

For 2017, the board of directors has authorized a €60.0 million share buy-back program (the “Share Repurchase Program
2017”), effective as of February 16, 2017. Under this program, Telenet may acquire from time to time its common stock, to a maximum of 1,100,000 shares, for maximum consideration of €60.0 million, within a six (6) month period. The share repurchases will be conducted under the terms and conditions approved by the extraordinary general shareholders’ meeting of the Company of April 30, 2014. At March 31, 2017, a total of 307,903 shares had been repurchased through an intermediary for a total consideration of €16.7 million.

The board of directors remains committed to deliver attractive and sustainable shareholder value in line with the Company’s long-term Net Total Debt to Consolidated Annualized EBITDA ratio. This methodology provides for an optimal balance between growth, shareholder returns and attractive access to capital markets. The Company aims to achieve this leverage target through potential value-accretive acquisitions and/or investments to support future business growth and cash returns to shareholders, underpinned by strong Adjusted Free Cash Flow generation and a continued optimization of the financing structure.

3.3    Subsequent event

Successful syndication of new 9-year €1.33 billion and 8.25-year USD 1.8 billion Term Loan facilities
On April 4, 2017, Telenet Group Holding NV ("Telenet" or the "Company") announced the successful syndication of a new €1.33 billion Term Loan facility (Facility AH) due on March 31, 2026 and a new USD 1.8 billion Term Loan facility (Facility AI) due on June 30, 2025. Facility AH carries a margin of 3.0% over EURIBOR with a 0% floor and was issued at 99.75% of par. Facility AI carries a margin of 2.75% over LIBOR with a 0% floor and was issued at 99.75% of par.

In early May 2017, Telenet intends to use the net proceeds from these facilities to entirely prepay the following credit facilities under its 2015 Amended Senior Credit Facility: (i) Facility AE (€1.6 billion due January 2025, EURIBOR +3.25%, 0% floor), and (ii) Facility AF (USD 1.5 billion due January 2025, LIBOR + 3.00%, 0% floor). Through this transaction, the Company has succeeded in extending the average tenor of its debt maturities from 8 years at the end of December 2016 to 8.6 years post-refinancing at attractive market conditions, while ensuring increased covenant flexibility going forward.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2017	16

4    Telenet Group Holding NV – Consolidated interim operating statistics

As of and for the three months ended March 31,	2017	2016	Change %

Total Services - Combined Network

Homes passed (13)	2,996,700	2,953,500	1%

Video
Basic video (6)	268,700	322,300	(17)%
Enhanced video (7)	1,727,600	1,718,800	1%
Total video	1,996,300	2,041,100	(2)%

Internet
Residential broadband internet	1,477,300	1,437,700	3%
Business broadband internet	130,800	139,600	(6)%
Total broadband internet (8)	1,608,100	1,577,300	2%

Fixed-line telephony
Residential fixed-line telephony	1,164,600	1,170,900	(1)%
Business fixed-line telephony	93,600	63,300	48%
Total fixed-line telephony (9)	1,258,200	1,234,200	2%

Total RGUs (14)	4,862,600	4,852,600	—%

Churn (15)

Video	9.7%	8.7%
Broadband internet	9.1%	8.3%
Fixed-line telephony	10.6%	9.2%

Customer relationship information

Triple-play customers	1,137,600	1,109,000	3%
Total customer relationships (11)	2,134,200	2,163,800	(1)%
Services per customer relationship (11)	2.28	2.24	2%
ARPU per customer relationship (in € / month) (11) (12)	54.4	52.3	4%

As of and for the three months ended March 31,	2017	2016	Change %

Mobile statistics

Mobile telephony
Postpaid subscribers	2,154,100	1,998,100	8%
Prepaid subscribers	683,400	1,018,500	(33)%
Total mobile subscribers (10)	2,837,500	3,016,600	(6)%

Note: Our Q1 2017 end-of-period mobile prepaid subscriber count reflected the impact of the sale of Ortel to Lycamobile as of March 1, 2017. As such, 157,900 mobile prepaid subscribers were removed from our external subscriber count.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2017	17

5	Telenet Group Holding NV – Selected EU IFRS condensed
consolidated interim financial statements

5.1	EU IFRS condensed consolidated interim statement of profit or loss and other comprehensive income (unaudited)

(€ in millions, except shares and per share amounts)	For the three months ended
	March 31,
	2017	2016	Change %
Profit for the period
Revenue

Revenue	616.0	552.5	11%

Expenses

Cost of services provided	(387.5)	(316.7)	22%

Gross profit	228.5	235.8	(3%)

Selling, general & administrative expenses	(116.0)	(103.2)	12%

Operating profit	112.5	132.6	(15%)

Finance income	35.3	0.3	N.M.
Net interest income and foreign exchange gain	20.1	0.3	N.M.
Net gain on derivative financial instruments	15.2	—	—%
Finance expenses	(57.2)	(119.2)	(52%)
Net interest expense, foreign exchange loss and other finance expenses	(57.2)	(59.9)	(5%)
Net loss on derivative financial instruments	—	(59.3)	(100%)
Net finance expense	(21.9)	(118.9)	(82%)
Share of the loss of equity accounted investees	(1.8)	(2.2)	(18%)

Profit before income tax	88.8	11.5	672%

Income tax expense	(23.0)	(20.1)	14%

Profit (loss) for the period	65.8	(8.6)	N.M.

Other comprehensive income (loss) for the period, net of income tax
Items that will not be reclassified to profit or loss
Remeasurements of defined benefit liability/(asset)	—	—	—%
Deferred tax	—	—	—%
Other comprehensive income (loss) for the period, net of income tax	—	—	—%

Total comprehensive income (loss) for the period	65.8	(8.6)	N.M.

Profit (loss) attributable to:	65.8	(8.6)	N.M.
Owners of the Company	63.6	(8.6)	N.M.
Non-controlling interests	2.2	—	—%

Total comprehensive income (loss) for the period, attributable to:	65.8	(8.6)	N.M.
Owners of the Company	63.6	(8.6)	N.M.
Non-controlling interests	2.2	—	—%

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2017	18

(€ in millions, except shares and per share amounts)	For the three months ended
	March 31,
	2017	2016	Change %
Weighted average shares outstanding	115,483,364	116,421,952
Basic earnings (loss) per share	0.55	(0.07)
Diluted earnings (loss) per share	0.55	(0.07)

Revenue by Nature

Subscription revenue:
Video	141.0	141.1	—%
Broadband internet	148.0	139.9	6%
Fixed-line telephony	60.4	59.7	1%
Cable subscription revenue	349.4	340.7	3%
Mobile telephony	133.9	99.8	34%
Total subscription revenue	483.3	440.5	10%
Business services	33.9	30.9	10%
Other	98.8	81.1	22%
Total Revenue	616.0	552.5	11%

Expenses by Nature

Network operating expenses	(49.1)	(33.8)	45%
Direct costs (programming, copyrights, interconnect and other)	(149.1)	(136.9)	9%
Staff-related expenses	(63.9)	(56.8)	13%
Sales and marketing expenses	(18.9)	(23.6)	(20%)
Outsourced labor and Professional services	(10.4)	(7.2)	44%
Other indirect expenses	(35.2)	(32.1)	10%
Restructuring charges	—	0.2	(100%)
Operating charges related to acquisitions or divestitures	(0.4)	(1.1)	(64%)
Share-based payments granted to directors and employees	(4.4)	(1.1)	300%
Depreciation	(110.0)	(80.6)	36%
Amortization	(42.6)	(32.2)	32%
Amortization of broadcasting rights	(18.0)	(15.1)	19%
Loss on disposal of subsidiaries	(1.5)	0.4	(475%)

Total Expenses	(503.5)	(419.9)	20%

N.M. - Not Meaningful

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2017	19

5.2    EU IFRS condensed consolidated interim statement of cash flows (unaudited)

(€ in millions)	For the three months ended
	March 31,
	2017	2016	Change %

Cash flows from operating activities
Profit (loss) for the period	65.8	(8.6)	N.M.
Depreciation, amortization, impairment and restructuring charges	172.1	127.5	35%
Working capital changes and other non cash items	12.5	(40.9)	N.M.
Income tax expense	23.0	20.1	14%
Net interest expense, foreign exchange loss and other finance expenses	37.1	59.6	(38%)
Net loss on derivative financial instruments	(15.2)	59.3	N.M.
Cash interest expenses and cash derivatives	(63.7)	(85.0)	(25%)
Income taxes paid	(114.3)	(87.0)	31%

Net cash from operating activities	117.3	45.0	161%

Cash flows from investing activities
Purchases of property and equipment	(99.6)	(67.8)	47%
Purchases of intangibles	(45.8)	(45.5)	1%
Acquisition of subsidiary, net of cash acquired	(0.6)	(1,180.6)	(100%)
Proceeds from sale of property and equipment	0.8	2.6	(69%)
Purchase of broadcasting rights for resale purposes	(0.1)	(0.1)	—%
Proceeds from the sale of broadcasting rights for resale purposes	0.1	0.1	—%

Net cash used in investing activities	(145.2)	(1,291.3)	(89%)

Cash flows from financing activities
Proceeds from loans and borrowings	16.5	1,217.0	(99%)
Repurchase of own shares	(20.0)	(20.0)	—%
Sale of own shares	11.4	—	—%
Payments for debt issuance costs	(0.3)	(14.0)	(98%)
Other financing activities (incl. finance leases)	(7.6)	(4.0)	90%

Net cash from financing activities	—	1,179.0	(100%)

Net decrease in cash and cash equivalents
Cash at beginning of period	99.2	277.3	(64%)
Cash at end of period	71.3	210.0	(66%)

Net cash used	(27.9)	(67.3)	(59%)

(€ in millions)	For the three months ended
	March 31,
	2017	2016	Change %

Adjusted Free Cash Flow
Net cash from operating activities	117.3	45.0	161%
Cash payments for direct acquisition and divestiture costs	—	2.9	(100%)
Expenses financed by an intermediary	16.5	—	—%
Purchases of property and equipment	(99.6)	(67.8)	47%
Purchases of intangibles	(45.8)	(45.5)	1%
Principal payments on capital leases (excluding network-related leases assumed in acquisitions)	(0.5)	(0.4)	25%
Principal payments on post acquisition additions to network leases	(3.8)	(3.3)	15%

Adjusted Free Cash Flow	(15.9)	(69.1)	77%

N.M. - Not Meaningful

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2017	20

5.3    EU IFRS condensed consolidated interim statement of financial position
(unaudited)

(€ in millions)	March 31,	December 31,	Change
	2017	2016

ASSETS
Non-current Assets:
Property and equipment	2,025.4	2,046.8	(21.4)
Goodwill	1,540.9	1,540.9	—
Other intangible assets	682.3	709.2	(26.9)
Deferred tax assets	167.4	135.5	31.9
Investments in and loans to equity accounted investees	25.3	27.4	(2.1)
Other investments	2.3	1.8	0.5
Derivative financial instruments	53.1	49.7	3.4
Trade receivables	5.2	4.8	0.4
Other assets	17.6	16.5	1.1
Total non-current assets	4,519.5	4,532.6	(13.1)

Current Assets:
Inventories	27.1	21.7	5.4
Trade receivables	197.9	206.0	(8.1)
Other current assets	145.3	125.2	20.1
Cash and cash equivalents	71.3	99.2	(27.9)
Derivative financial instruments	24.1	22.8	1.3
Total current assets	465.7	474.9	(9.2)

TOTAL ASSETS	4,985.2	5,007.5	(22.3)

EQUITY AND LIABILITIES
Equity:
Share capital	12.8	12.8	—
Share premium and other reserves	966.6	966.1	0.5
Retained loss	(2,130.0)	(2,190.1)	60.1
Remeasurements	(14.8)	(14.8)	—
Total equity attributable to owners of the Company	(1,165.4)	(1,226.0)	60.6
Non-controlling interests	20.5	18.4	2.1
Total equity	(1,144.9)	(1,207.6)	62.7

Non-current Liabilities:
Loans and borrowings	4,631.6	4,642.5	(10.9)
Derivative financial instruments	83.4	94.7	(11.3)
Deferred revenue	0.6	0.7	(0.1)
Deferred tax liabilities	164.7	166.0	(1.3)
Other liabilities	111.1	94.6	16.5
Total non-current liabilities	4,991.4	4,998.5	(7.1)

Current Liabilities:
Loans and borrowings	162.9	139.4	23.5
Trade payables	194.6	182.3	12.3
Accrued expenses and other current liabilities	513.1	559.2	(46.1)
Deferred revenue	98.3	101.7	(3.4)
Derivative financial instruments	19.3	16.0	3.3
Current tax liability	150.5	218.0	(67.5)
Total current liabilities	1,138.7	1,216.6	(77.9)

Total liabilities	6,130.1	6,215.1	(85.0)

TOTAL EQUITY AND LIABILITIES	4,985.2	5,007.5	(22.3)

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2017	21

(1)
For purposes of calculating rebased growth rates on a comparable basis for the three months ended March 31, 2017, we have adjusted our historical revenue and Adjusted EBITDA to include the pre-acquisition revenue and Adjusted EBITDA of BASE in our rebased amounts for the three months ended March 31, 2016 to the same extent that the revenue and Adjusted EBITDA are included in our results for the three months ended March 31, 2017 (BASE being fully consolidated since February 11, 2016). We have reflected the revenue and operating profit of BASE in our 2016 rebased amounts based on what we believe to be the most reliable information that is currently available (generally pre-acquisition financial statements), as adjusted for the estimated effects of (i) any significant effects of acquisition accounting adjustments, (ii) any significant differences between our accounting policies and those of the acquired entities and (iii) other items we deems appropriate. We do not adjust pre-acquisition periods to eliminate non-recurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and Adjusted EBITDA of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. In addition, the rebased growth percentages are not necessarily indicative of the revenue and Adjusted EBITDA that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue and Adjusted EBITDA that will occur in the future. Furthermore, our revenue and Adjusted EBITDA for the three months ended March 31, 2017 and the three months ended March 31, 2016 reflects the sale of Ortel to Lycamobile as per March 1, 2017 and the discontinuation of certain legacy fixed-line products at BASE. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance.

(2)
Under “Choose Your Device” contractual arrangements, which include separate contracts for the mobile handset and airtime, Telenet generally recognizes the full sales price for the mobile handset upon delivery as a component of other revenue, regardless of whether the sales price is received upfront or in installments. Revenue associated with the airtime services is recognized as mobile subscription revenue over the contractual term of the airtime services contract. Prior to the launch of “Choose Your Device” in July 2015, handsets were generally provided to customers on a subsidized basis. As a result, revenue associated with the handset was only recognized upfront to the extent of cash collected at the time of sale, and the monthly amounts collected for both the handset and airtime were included in mobile subscription revenue over the term of the contract. Handset costs associated with “Choose Your Device” handset revenue are expensed at the point of sale.

(3)
EBITDA is defined as profit before net finance expense, the share of the result of equity accounted investees, income taxes, depreciation, amortization and impairment. Adjusted EBITDA is defined as EBITDA before stock-based compensation and restructuring charges, and before operating charges or credits related to successful or unsuccessful acquisitions or divestitures. Operating charges or credits related to acquisitions or divestitures include (i) gains and losses on the disposition of long-lived assets, (ii) due diligence, legal, advisory and other third-party costs directly related to the Company’s efforts to acquire or divest controlling interests in businesses, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Adjusted EBITDA is an additional measure used by management to demonstrate the Company’s underlying performance and should not replace the measures in accordance with EU IFRS as an indicator of the Company’s performance, but rather should be used in conjunction with the most directly comparable EU IFRS measure. A reconciliation of this measure to the most directly comparable EU IFRS measure is disclosed in Exhibit 1 on page 10.

(4)
Accrued capital expenditures are defined as additions to property, equipment and intangible assets, including additions from capital leases and other financing arrangements, as reported in the Company’s consolidated statement of financial position on an accrued basis.

(5)
Adjusted Free Cash Flow is defined as net cash provided by the Company’s operating activities, plus (i) cash payments for third-party costs directly associated with successful and unsuccessful acquisitions and divestitures and (ii) expenses financed by an intermediary, less (i) purchases of property and equipment and purchases of intangibles as reported in the Company's consolidated statement of cash flows, (ii) principal payments on amounts financed by vendors and intermediaries, (iii) principal payments on capital leases (exclusive of network-related leases that were assumed in acquisitions), and (iv) principal payments on post acquisition additions to network leases, each as reported in the Company’s consolidated statement of cash flows. Adjusted Free Cash Flow is an additional measure used by management to demonstrate the Company’s ability to service debt and fund new investment opportunities and should not replace the measures in accordance with EU IFRS as an indicator of the Company’s performance, but rather should be used in conjunction with the most directly comparable EU IFRS measure.

(6)
Basic Video Subscriber is a home, residential multiple dwelling unit or commercial unit that receives Telenet's video service over the Combined Network either via an analog video signal or via a digital video signal without subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Encryption-enabling technology includes smart cards, or other integrated or virtual technologies that Telenet uses to provide its enhanced service offerings. Telenet counts Revenue Generating Unites (“RGUs”) on a unique premises basis. In other words, a subscriber with multiple outlets in one premise is counted as one RGU and a subscriber with two homes and a subscription to Telenet's video service at each home is counted as two RGUs.

(7)
Enhanced Video Subscriber is a home, residential multiple dwelling unit or commercial unit that receives Telenet's video service over the Combined Network via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Enhanced Video Subscribers are counted on a unique premises basis. For example, a subscriber with one or more set-top boxes that receives Telenet's video service in one premise is generally counted as just one subscriber. An Enhanced Video Subscriber is not counted as a Basic Video Subscriber. As Telenet migrates customers from basic to enhanced video services, Telenet reports a decrease in our Basic Video Subscribers equal to the increase in Telenet's Enhanced Video Subscribers.

(8)	Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over the Combined Network.

(9)
Fixed-line Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives fixed-line voice services over the Combined Network. Fixed-line telephony Subscribers exclude mobile telephony subscribers.

(10)
Telenet's mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2017	22

(via a dongle) would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from Telenet's mobile telephony subscriber counts after a 90-day inactivity period.

(11)
Customer Relationships are the number of customers who receive at least one of Telenet's video, internet or telephony services that Telenet counts as RGUs, without regard to which or to how many services they subscribe. Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives Telenet's services in two premises (e.g. a primary home and a vacation home), that individual generally will count as two Customer Relationships. Telenet excludes mobile-only customers from Customer Relationships.

(12)
Average Revenue Per Unit (“ARPU”) refers to the average monthly subscription revenue per average customer relationship and is calculated by dividing the average monthly subscription revenue (excluding mobile services, Business-to-Business ("B2B") services, interconnect, channel carriage fees, mobile handset sales and installation fees) for the indicated period, by the average of the opening and closing balances for customer relationships for the period.

(13)
Homes Passed are homes, residential multiple dwelling units or commercial units that can be connected to the Combined Network without materially extending the distribution plant. Telenet's Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results.

(14)
RGU is separately a Basic Video Subscriber, Enhanced Video Subscriber, Internet Subscriber or Fixed-line Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer subscribed to Telenet's enhanced video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Basic Video, Enhanced Video, Internet and Fixed-line Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of Telenet's services in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or fixed-line telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g. VIP subscribers, free service to employees) generally are not counted as RGUs. Telenet does not include subscriptions to mobile services in its externally reported RGU counts.

(15)
Customer Churn represents the rate at which customers relinquish their subscriptions. The annual rolling average basis is calculated by dividing the number of disconnects during the preceding 12 months by the average number of customer relationships. For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from Telenet and is required to return Telenet's equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection is not considered to be disconnected for purposes of Telenet's churn calculations. Customers who move within Telenet's cable footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation.

(16)
Our ARPU per mobile subscriber calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscribers in service and is calculated by dividing the average monthly mobile subscription revenue (excluding activation fees, handset sales and late fees) for the indicated period, by the average of the opening and closing balances of mobile subscribers in service for the period. Our ARPU per mobile subscriber calculation that includes interconnect revenue increases the numerator in the above-described calculation by the amount of mobile interconnect revenue during the period.

(17)
Net leverage ratio is calculated as per the 2015 Amended Senior Credit Facility definition, using net total debt, excluding (i) subordinated shareholder loans, (ii) capitalized elements of indebtedness under the Clientele and Annuity Fees, (iii) any finance leases entered into on or prior to August 1, 2007, and (iv) any indebtedness incurred under the network lease entered into with the pure intermunicipalities up to a maximum aggregate amount of €195.0 million, divided by last two quarters’ Consolidated Annualized EBITDA.

Investor & Analyst call – Telenet will host an earnings call for institutional investors and analysts on April 27, 2017 at 6:30pm CET, For details and webcast links, please visit: http://investors.telenet.be.

Contacts

Investor Relations:	Rob Goyens	rob.goyens@telenetgroup.be	Phone: +32 15 333 054
Press & Media Relations:	Stefan Coenjaerts	stefan.coenjaerts@telenetgroup.be	Phone: +32 15 335 006

About Telenet – As a provider of entertainment and telecommunication services in Belgium, Telenet Group is always looking for the perfect experience in the digital world for its customers. Under the brand name Telenet, the company focuses on offering digital television, high-speed Internet and fixed and mobile telephony services to residential customers in Flanders and Brussels. Under the brand name BASE, it supplies mobile telephony in Belgium. The Telenet Business department serves the business market in Belgium and Luxembourg with connectivity, hosting and security solutions. More than 3,000 employees have one aim in mind: making living and working easier and more pleasant. Telenet Group is part of Telenet Group Holding NV and is quoted on Euronext Brussel under ticker symbol TNET. For more information, visit www.telenet.be. Telenet is 57% owned by Liberty Global - the world's largest international TV and broadband company, investing, innovating and empowering people in more than 30 countries across Europe, Latin America and the Caribbean to make the most of the digital revolution.

Additional Information – Additional information on Telenet and its products can be obtained from the Company’s website http://www.telenet.be. Further information regarding the operating and financial data presented herein can be downloaded from the investor relations pages of this website. The Company’s Consolidated Annual Report 2016 as well as unaudited condensed consolidated interim financial statements and presentations related to the financial results for the three months ended March 31, 2017 have been made available on the investor relations pages of the Company’s website (http://investors.telenet.be).

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2017	23

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995 – Various statements contained in this document constitute “forward-looking statements” as that term is defined under the U.S. Private Securities Litigation Reform Act of 1995. Words like “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” and similar expressions identify these forward-looking statements related to our financial and operational outlook; future growth prospects;, strategies; product, network and technology launches and expansion and the anticipated impact of the acquisition of BASE on our combined operations and financial performance, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted whether expressed or implied, by these forward-looking statements. These factors include: potential adverse developments with respect to our liquidity or results of operations; potential adverse competitive, economic or regulatory developments; our significant debt payments and other contractual commitments; our ability to fund and execute our business plan; our ability to generate cash sufficient to service our debt; interest rate and currency exchange rate fluctuations; the impact of new business opportunities requiring significant up-front investments; our ability to attract and retain customers and increase our overall market penetration; our ability to compete against other communications and content distribution businesses; our ability to maintain contracts that are critical to our operations; our ability to respond adequately to technological developments; our ability to develop and maintain back-up for our critical systems; our ability to continue to design networks, install facilities, obtain and maintain any required governmental licenses or approvals and finance construction and development, in a timely manner at reasonable costs and on satisfactory terms and conditions; our ability to have an impact upon, or to respond effectively to, new or modified laws or regulations; our ability to make value-accretive investments; and our ability to sustain or increase shareholder distributions in future periods. We assume no obligation to update these forward-looking statements contained herein to reflect actual results, changes in assumptions or changes in factors affecting these statements.

Financial Information – The consolidated annual financial statements of Telenet Group Holding as of and for the year ended December 31, 2016 have been prepared in accordance with EU IFRS unless otherwise stated and have been made available on the Company’s website.

Non-GAAP measures –Adjusted EBITDA and Adjusted Free Cash Flow are non-GAAP measures as contemplated by the U.S. Securities and Exchange Commission’s Regulation G. For related definitions and reconciliations, see the Investor Relations section of the Liberty Global plc website (http://www.libertyglobal.com/). Liberty Global plc is the Company’s controlling shareholder.

This document has been released on April 27, 2016 at 7:00am CET